Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ballantyne Strong, Inc. (the “Company”) of our report dated March 16, 2020, relating to our audit of the Company’s consolidated financial statements as of December 31, 2019, and for the year then ended, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ HASKELL & WHITE LLP
HASKELL & WHITE LLP

Irvine, California
May 28, 2020